News Release                                                              GASCO
                                                                         ENERGY



            First Ecom.com Inc. & Gasco Energy Announce Merger Talks

     NEW COMPANY WILL HAVE SIGNIFICANTLY INCREASED MARKET CAPITALIZATION AND
                        CREATE GREATER SHAREHOLDER VALUE

DENVER, COLORADO - MAY 04, 2001 - GASCO ENERGY, INC. (OTC BB: GASE) - a company that acquires and explores petroleum and natural gas properties in the United States today announced that it had entered into a memorandum of understanding with First Ecom.com, Inc. (NASDAQ: FECC, BSX: FECC, FECC BH), a global provider of electronic payment processing solutions, concerning a proposed merger of the companies.

The intended results of the merger, should the transactions proposed in the MOU be completed, will result in First Ecom owning all of the outstanding shares of Gasco so that Gasco is wholly owned by First Ecom. As part of the proposed transaction, First Ecom would transfer all of its e-commerce assets to a separate company and distribute all of its holdings in this company to First Ecom's shareholders of record as of a date to be determined. At the conclusion the transactions, the survivor of the First Ecom - Gasco merger would have no interest in the new e-commerce company; the former shareholders of Gasco would own a majority of the merged company's shares; and the name of the merged company would be changed to a name that better reflects the business of exploring for and developing natural gas resources. The current shareholders of First Ecom would have shares in both the merged company and the new e-commerce company.

Consummation of the transactions outlined in the MOU are subject to the completion of satisfactory due diligence investigations by both First Ecom and Gasco, negotiating and executing a definitive agreement, and obtaining the necessary corporate and regulatory approvals.

"This merger could present Gasco with a great opportunity to immediately increase its market capitalization, obtain a listing on the NASDAQ market and increase shareholder value" said Mark Erickson, president of Gasco Energy. "In addition, if completed, this merger will provide us with the resources to pursue our objectives of developing our existing properties within the highly active Uinta Basin of the Rocky Mountain area as well as pursue new acquisitions that compliment the company's growth strategy."


ABOUT FIRST ECOM.COM

As a global provider of electronic payment processing, First Ecom.com provides secure, easy-to-implement and low-cost online payment processing services to banks and their merchants worldwide. Through strategic partnerships with banks, ISPs, e-commerce product suppliers, system integrators and storefront solution providers, First Ecom.com will process credit card transactions made over the Internet in multiple currencies, either domestically or offshore in a tax-neutral jurisdiction.

For more information, visit http://www.firstecom.com or contact First Ecom.com at +(852) 2801-5181 or by e-mail at info@firstecom.com.


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            14 Inverness Drive East, Suite H236, Englewood, CO 80112
                               www.gascoenergy.com

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NEWS RELEASE


ABOUT GASCO ENERGY

Gasco Energy, Inc. is a US company trading on the NASD-OTC BB under the symbol GASE. Gasco Energy acquires and explores petroleum and natural gas properties in the United States. The Company currently holds interests in properties located in the Uinta region of northeastern Utah which are being developed pursuant to an agreement with Phillips Petroleum, as well as properties in California and the Rocky Mountain region.

For more information about Gasco please contact John Foulkes or Peter Forward toll free at 800-645-9254 or email invest@gascoenergy.com.


CERTAIN STATEMENTS CONTAINED HEREIN ARE "FORWARD-LOOKING" STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). BECAUSE SUCH STATEMENTS INCLUDE SIGNIFICANT RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.


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            14 Inverness Drive East, Suite H236, Englewood, CO 80112
                               www.gascoenergy.com